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EXHIBIT 10.3

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of this 31st day of December, 1997, by and between Golf Galaxy, Inc. (the "Company") and Randy Zanatta (the "Executive").

W I T N E S S E T H :

        WHEREAS, the Company desires to retain the services of the Executive in the capacity of President and Chief Executive Officer and the Executive hereby accepts and agrees to such employment, subject to the supervision of the Board of Directors of the Company (the "Board") and the further terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
EMPLOYMENT AND TERM

        1.1    EMPLOYMENT.    Upon the terms and subject to the conditions herein contained, the Company hereby employs the Executive as President and Chief Executive Officer or in such other capacity as may be determined from time to time by the Board, and the Executive hereby accepts such employment.

        1.2    TERM.    Except as otherwise provided in this Agreement, the term (the "Term") of this Agreement shall commence as of the date hereof and shall continue until this Agreement is terminated by either party pursuant to the terms hereof.

ARTICLE II.
COMPENSATION

        2.1    SALARY.    In exchange for the provision of services, the Executive shall receive an annual salary in the amount of One Hundred Forty Thousand Dollars ($140,000) (the "Salary") payable on a pro rata, bi-weekly basis, The Salary shall be reviewed by the Board on the first business day of each fiscal year occurring during the Term (the "Review Date"), the first such review to take place on March 1, 1999 and the Board may (but shall not be obligated to) increase or decrease said salary as of the Review Date by such amount as the Board deems appropriate.

        2.2    BENEFITS.    Except as the Board may otherwise provide, Executive shall be entitled to participate in any profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit plan which the Company may from time to time make available to its salaried senior executives. Any of such benefits may be modified or withdrawn by the Company in its discretion during the Term to the extent the same are withdrawn or modified or supplemented for other employees similarly situated.

        2.3    DISCRETIONARY BONUS.    The Executive may from time to time receive a bonus in the sole discretion of the Board.

        2.4    VACATION.    Executive shall be entitled to fifteen (15) days paid vacation per year, which shall be prorated during any partial year during the Term.

        2.5    EXPENSES.    The Company shall reimburse the Executive for all reasonable expenses properly incurred by the Executive in the discharge of his duties hereunder upon production of evidence therefor.

ARTICLE III.
DUTIES OF EXECUTIVE

        3.1    SERVICES; DUTIES.    Executive shall have the normal duties, responsibilities and authority of a President and Chief Executive Officer, subject to the power of the Board to expand or limit such duties, responsibilities and authority. The Executive shall devote Executive's full time and effort to the business of the Company. The Executive shall perform the duties and obligations required of the Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

        3.2    CONFIDENTIALITY AND LOYALTY.    Executive acknowledges that, during the course of Executive's employment Executive will produce and have access to materials, records, data and information not generally available to the public regarding the Company, its customers and affiliates (collectively "Confidential Information"). Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent authorized in writing by the Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of Executive's employment under this Agreement, Executive shall promptly deliver to the Company (i) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (ii) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control.

        3.3    NON-COMPETITION AND NON-INDUCEMENT.    In consideration of the compensation payable to Executive hereunder, Executive agrees that during the period of Executive's employment with the Company and for the six-month period immediately following termination of Executive's employment with the Company for any reason, Executive shall not, directly or indirectly, on his own account or in the service of any other person, firm, corporation or other entity, become involved as an employee, partner, director, officer, principal, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other entity engaged in any business of the type being conducted or rendered by the Company on the date of the termination of Executive's employment. Executive further agrees that during the period of his employment with the Company and for the six-month period immediately following termination of such employment for any reason, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity aid or endeavor to solicit or induce any of the employees of the Company or its affiliates to leave their employment in order to accept employment elsewhere.

        3.4    REMEDIES.    Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Executive consents to the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.

        3.5    SURVIVAL.    The obligations of this Article III shall survive the expiration or termination of this Agreement.

ARTICLE IV.
TERMINATION

        4.1    TERMINATION FOR CAUSE.    Notwithstanding anything contained. in this Agreement to the contrary, the Company shall have the right to terminate the employment of the Executive upon the occurrence of any of the following events (which events shall constitute "Cause" for termination):

          (a)   The Executive shall commit any breach or violation of any of Executive's representations or covenants under this Agreement, which breach continues for a period of ten (10) days following notice thereof from the Company (except in the event of a breach of any provision of Article III, which shall require no notice to Executive prior to termination);

          (b)   The Executive shall willfully and continually fail to substantially "perform Executive's duties with the Company (other than due to incapacity resulting from physical or mental illness) which failure has continued for at least 30 days following receipt by Executive of written notice specifying the failure to substantially perform;

          (c)   The Executive shall willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, which injurious conduct has continued for at least 30 days following Executive's receipt of written notice specifying the injurious conduct and offering Executive the opportunity to explain the conduct to the Board.

          (d)   The Executive shall, in the performance of the Executive's duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company;

          (e)   The Executive shall violate or willfully refuse to obey the lawful and reasonable instructions of the Board of the Company, provided that such instructions are not in violation of this Agreement;

          (f)    The Executive shall become disabled during the Term (the Executive shall be deemed to be disabled if the Executive is eligible to receive disability benefits under any long-term disability plan the Company may then have in effect, or, if no such plan is then in effect, the Executive shall be deemed to be disabled if Executive is unable to perform the material functions of his position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period).

          (g)   The Executive shall die during the Term of this Agreement.

        An act or failure to act is considered "willful" if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. If the employment of the Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to the Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a), (b) or (c) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company. In the event of termination for "Cause", the Executive shall not be entitled to any severance payments or any other payments under this Agreement.

        4.2    TERMINATION BY COMPANY FOR ANY OTHER REASON.    Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of the Executive for any reason, including reasons other than those described in Section 4.1, upon thirty (30) days notice to Executive. Such termination shall be effective upon the expiration of such 30 day period. In the event of termination by the Company for any reason not constituting "Cause" (as defined above), the Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.

        4.3    TERMINATION BY EXECUTIVE FOR GOOD REASON.    Notwithstanding anything contained in the Agreement to the contrary, the Employee shall have the right to terminate his employment at any time for "Good Reason". "Good Reason" shall exist if any of the following events or conditions occurs:

          (a)   a material change in Executive's title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment of Executive to a position which requires

  Executive to relocate permanently to a site outside of the Minneapolis-St. Paul metropolitan area; the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of employment for Cause, as a result of permanent disability (as determined by Executive's eligibility to receive disability benefits under any long-term disability plan the Company may then have in effect, as a result of Executive's death, or by Executive other than for Good Reason; or

          (b)   any material breach by the Company of any provision of this Agreement.

        In the event of termination of employment by the Executive for Good Reason, the Executive shall be entitled to the severance payments described in Section 4.5 of this Agreement.

        4.4    TERMINATION BY EXECUTIVE.    The Executive shall have the right to terminate his employment under this Agreement for any reason. In the event of termination by the Executive for any reason not constituting a termination for "Good Reason" (as defined above), the Executive shall not be entitled to any severance payment or any other payments under this Agreement.

        4.5    SEVERANCE PAYMENTS.    In the event that Executive's employment is terminated by the Company for reasons other than Cause, or, in the event that the Executive terminates the Executive's employment for Good Reason, the Company shall pay to Executive, within ten (10) days of the date of such termination, the Salary through such date of termination, and, in lieu of any further compensation and benefits under this Agreement, Executive shall be entitled to the following benefits during the "Severance Period" (which Severance Period is defined herein to be the six-month period beginning on the date of such termination of Executive's employment).

          (a)   During the Severance Period, the Company shall continue to pay to Executive the annual base salary payable to Executive at the rate and according to the payment schedule in place immediately prior to the termination of employment subject to federal and state withholding, FICA, FUTA and withholding for all other applicable taxes;

          (b)   During the Severance Period, the Company shall continue on behalf of Executive (and Executive's dependents and beneficiaries), life insurance, disability insurance, medical and dental benefits and any/all other benefits which were being provided to Executive at the time of termination of employment and the expense shall be allocated between the Company and Executive on the same basis as prior to the date of termination of employment. The benefits provided pursuant to this subsection (ii) shall be no less favorable to Executive than the coverage provided to Executive under the plans providing such benefits at the time notice of termination was given to Executive. The obligation of the Company under this subsection (ii) shall be united to the extent that Executive obtains any such benefits pursuant to a subsequent Executive's benefit plans, in which case the Company may reduce the coverage of any benefit it is required to provide Executive under this subsection (ii) as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to Executive, than the coverage required to be provided under this subsection (ii) as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to Executive, than the coverage required to be provided under this subsection (ii). This subsection (ii) shall not be interpreted so as to limit any benefits to which Executive (or Executive's dependents or beneficiaries) are entitled under any of the Company's Executive benefit plans, programs or practices following Executive's date of termination of employment. The provision of continued benefits to Executive under this subsection (ii) shall not deprive Executive of any independent statutory right to continue benefits coverage pursuant to Sections 601 through 606 of the Executive Retirement Income Security Act of 1974, as amended; and

          (c)   On the date of termination of employment, the Company shall pay Executive an amount equal to the bonus(es), if any, Executive would have received had Executive remained in the Company's employment during the Severance Period, calculated using the targeted bonus rate established by the Company under any applicable employment agreement or in its bonus plan then in effect (or, of no rate was established for the period in question, the targeted bonus rate established for the prior period) and assuming that all performance criteria would have been met, provided, however, that if the targeted bonus rate is based on performance over a period' of time which ends after the Severance Period, then the amount paid to Executive under this subsection (iii) shall be prorated based on the number of days Executive was employed by the Company during the applicable bonus period plus the number of days in the Severance Period.

          (d)   In the event the Executive is entitled to severance benefits, all of Executive's rights to exercise option(s) granted under the Company's stock option plan and held by the Executive upon termination of employment shall immediately vest resulting in these option(s) becoming immediately exerciseable for the period specified in the section of the respective option(s) relating to vesting of options in the event of termination of employment, or, if no period is so specified, then for six months, after which time the option(s) shall expire.

        4.6    SURVIVING RIGHTS.    Notwithstanding the termination of the Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

ARTICLE V.
SETTLEMENT BY ARBITRATION

        5.1    ARBITRATION.    The Company and Executive agree that any claim or controversy that arises out of or relates to this Agreement, or the breach of it by either party, will be settled by arbitration in the City of Minneapolis, Minnesota, in accordance with the rules then obtaining of the American Arbitration Association, and the award rendered pursuant to such arbitration shall be final, binding and conclusive as to the Company and Executive, and judgment upon such award may be entered without notice and enforced in any court having jurisdiction. Costs of arbitration (excluding the costs of each party's own counsel or advisors) shall be borne equally by the Company and Executive. Notwithstanding the foregoing, the Company shall have the right to submit any claim against Executive arising out of any provision of Article III hereof to any court of competent jurisdiction in Hennepin County, Minnesota, in lieu of seeking arbitration pursuant to this Section.

ARTICLE VI.
GENERAL PROVISIONS

        6.1    NOTICES.    All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	If to the Company, to:	Golf Galaxy, Inc. 7850 Dupont Avenue South Bloomington, MN 55420 ATTN: Executive Vice President
(b)	If to the Executive, to:	Randy Zanatta 4721 White Oak Court Eagan, Minnesota 55122

        6.2    WAIVER. MODIFICATION OR AMENDMENT.    No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as set forth above.

        6.3    ENTIRE AGREEMENT.    This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided that the parties acknowledge that they have also entered into a retention agreement of even date herewith and that, pursuant to Section 2(b)(iv) of such agreement, the severance payments and/or benefits shall be reduced in a dollar-for-dollar basis by the severance payments and/or benefits provided hereunder, it being the intention of the parties hereto that the Executive shall only be entitled to receive "one" set of severance payments and benefits under any circumstances.

        6.4    INTERPRETATION.    The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

        6.5    GOVERNING LAW.    This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

        6.6    ASSIGNMENT.    Executive acknowledges that Executive's services are unique and personal. Accordingly, Executive may not assign Executive's rights or delegate Executive's duties or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and any successor or permitted assignee, and may be assigned by the Company to any purchaser of all or substantially all of the Company's business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive's consent.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
GOLF GALAXY, INC.
By:	/s/ GREG MAANUM
Its:	Executive V.P.
EXECUTIVE:
/s/ RANDY ZANATTA Randy Zanatta

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EMPLOYMENT AGREEMENT
W I T N E S S E T H
ARTICLE I. EMPLOYMENT AND TERM
ARTICLE II. COMPENSATION
ARTICLE III. DUTIES OF EXECUTIVE
ARTICLE IV. TERMINATION
ARTICLE V. SETTLEMENT BY ARBITRATION
ARTICLE VI. GENERAL PROVISIONS